EXHIBIT 99.1

CONTACT:

Ken Stromsland

CIO and VP, Investor & Public Relations

(617) 913-8884

info@pixarbio.com

PixarBio Corporation Terminates InVivo Therapeutics Bid

Jan 23, 2017

OTC Disclosure & News Service

PixarBio Corporation, (OTCQX:PXRB) today announced that we will stay focused on our NeuroRelease Pain platform and continue to drive our non-opiate non addictive morphine replacement to market with FDA approval expected between the end of 2018 and early 2019.

PixarBio has an IP portfolio covering pain, spinal cord injury, and epilepsy and we believe that we will become future market leaders with our existing, and growing PixarBio patent and IP portfolio for various drug delivery systems.

On behalf of the shareholders and Board of Directors of PixarBio we withdraw our offer for InVivo Therapeutics Corp for reasons related to management credibility and competence, corporate governance and IP control. For more information please visit our Investor Relations page on our website, www.pixarbio.com, and click on the document entitled: The Story behind PixarBio’s Termination of the InVivo Therapeutics Deal.

About PixarBio Corporation

PixarBio is a public company traded on the OTC markets under the stock symbol PXRB. PixarBio is a specialty pharmaceutical/biotechnology company focused on pre-clinical and clinical commercial development of novel neurological drug delivery systems for post-operative pain.PixarBio researches and develops targeted delivery systems for drugs, devices, or biologics to treat pain, epilepsy, Parkinson’s disease, and spinal cord injury. Our lead product platform, NeuroRelease™, has achieved sustained therapeutic release of non-opiate drugs for post-operative, acute and chronic pain in pre-clinical models. For more information, visit www.pixarbio.com.

Safe Harbor Statement

This announcement includes “forward-looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995. These statements are based upon the current beliefs and expectations of PixarBio’s management and are subject to significant risks and uncertainties. If underlying assumptions prove inaccurate or risks or uncertainties materialize, actual results may differ materially from those set forth in the forward-looking statements.

Risks and uncertainties include but are not limited to, general industry conditions and competition; general economic factors, including interest rate and currency exchange rate fluctuations; the impact of Biotech and medical device industry regulation and health care legislation in the United States and internationally; global trends on cost containment; technological advances, new products and patents attained by competitors; challenges inherent in new product development, including obtaining regulatory approval; PixarBio’s ability to accurately predict future market conditions; manufacturing difficulties or delays; financial instability of international economies and sovereign risk; dependence on the effectiveness of PixarBio’s patents and other protections for innovative products; and the exposure to litigation, including patent litigation, and/or regulatory actions.

PixarBio Corp undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise. Additional factors that could cause results to differ materially from those described in the forward-looking statements can be obtained through PixarBio’s corporate headquarters at 200 Boston Ave, Suite 1875 in Medford, MA 02155.

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